Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 16, 2012	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324

NYSE: HUN

HUNTSMAN RELEASES FOURTH QUARTER AND FULL YEAR 2011 RESULTS;

REPORTS RECORD FULL YEAR ADJUSTED EBITDA OF $1.2 BILLION

Fourth Quarter 2011 Highlights

•                  Revenues improved 9% compared to the prior year period.

•                  Net income attributable to Huntsman Corporation was $105 million or $0.44 per diluted share compared to $30 million or $0.12 per diluted share in the prior year period.

•                  Adjusted EBITDA improved 11% to $243 million compared to the prior year period.

•                  Adjusted diluted income per share improved 12% to $0.28 compared to the prior year period.

Full Year 2011 Highlights

•                  Revenues improved 21% compared to the prior year.

•                  Net income attributable to Huntsman Corporation was $247 million or $1.02 per diluted share compared to $27 million or $0.11 per diluted share in the prior year period.

•                  Adjusted EBITDA improved 39% to $1,214 million compared to the prior year.

•                  Adjusted diluted income per share improved 104% to $1.69 compared to the prior year.

	Three months ended			Year ended
	December 31,		September 30,	December 31,
In millions, except per share amounts, unaudited	2011	2010	2011	2011	2010

Revenues	$2,632	$2,412	$2,976	$11,221	$9,250

Net income (loss) attributable to Huntsman Corporation	$105	$30	$(34)	$247	$27
Adjusted net income(1)	$68	$60	$114	$408	$200

Diluted income (loss) per share	$0.44	$0.12	$(0.14)	$1.02	$0.11
Adjusted diluted income per share(1)	$0.28	$0.25	$0.47	$1.69	$0.83

EBITDA(1)	$273	$167	$204	$1,039	$700
Adjusted EBITDA(1)	$243	$219	$346	$1,214	$875

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2011 results with revenues of $2,632 million and adjusted EBITDA of $243 million.

Peter R. Huntsman, our President and CEO, commented:

“Our adjusted EBITDA of $1.2 billion represents the best year we have accomplished with our current business portfolio.  This took place despite earnings pressure from foreign currency movements within the year and lower demand trends and aggressive customer destocking within the fourth quarter.

Looking forward, we anticipate that the corporation will see an improving global economy from this point forward.  Most of our businesses have strong upside potential as we see a continued recovery in the world’s economy.  In 2012, we expect margin pressure on our Pigments business to be offset by improved earnings in our other divisions.”

Segment Analysis for 4Q11 Compared to 4Q10

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended December 31, 2011 compared to the same period in 2010 was primarily due to higher average selling prices.  Average MDI and PO/MTBE selling prices increased primarily in response to higher raw material costs.  The decrease in adjusted EBITDA was due to higher manufacturing and selling, general and administrative costs and lower MDI contribution margins.

Performance Products

The increase in revenues in our Performance Products division for the three months ended December 31, 2011 compared to the same period in 2010 was primarily due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased across most product groups with the exception of certain amines primarily in response to higher raw material costs.  Sales volumes decreased due to lower demand and customer destocking.  The decrease in adjusted EBITDA was primarily due to lower sales volumes and higher manufacturing and selling, general and administrative costs.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended December 31, 2011 compared to the same period in 2010 was primarily due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased primarily due to lower demand in the wind energy market in the Asia Pacific region.  Average selling prices increased primarily in response to higher raw material costs.  The decrease in adjusted EBITDA was primarily due to the impact of the stronger Swiss franc, on our manufacturing and selling, general and administrative costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended December 31, 2011 compared to the same period in 2010 was primarily due to lower sales volumes.  Sales volumes decreased due to lower demand.  The decrease in adjusted EBITDA was primarily due to lower sales volumes and the impact of the stronger Swiss franc, on our manufacturing and selling, general and administrative costs.

Pigments

The increase in revenues in our Pigments division for the three months ended December 31, 2011 compared to the same period in 2010 was due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased in all regions of the world primarily as a result of higher raw material costs.  Sales volumes decreased primarily due to lower global economic growth and customer destocking particularly in the Asia Pacific region.  The increase in adjusted EBITDA in our Pigments division was primarily due to higher contribution margins partially offset by lower sales volumes.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated corporate overhead, LIFO inventory valuation reserve adjustments and unallocated foreign exchange gains and losses.  During the fourth quarter of 2011, we began including unallocated foreign exchange gains and losses in adjusted EBITDA and adjusted income (loss) per share.  We believe this more accurately reflects the ongoing cost of operating a global business.  All relevant information for prior periods has been recast to reflect these changes.  Adjusted EBITDA from Corporate, LIFO and other increased by $22 million to a loss of $34 million for the three months ended December 31, 2011 compared to a loss of $56 million for the same period in 2010.  The increase in adjusted EBITDA was primarily the result of a $13 million decrease in LIFO inventory valuation expense ($6 million gain in 2011 compared to $7 million loss in 2010) and an increase in unallocated foreign exchange gains of $4 million ($5 million gain in 2011 compared to $1 million gain in 2010).

Income Taxes

During the three months and full year ended December 31, 2011 we recorded income tax benefit of $2 million and income tax expense of $109 million respectively.  Our adjusted effective income tax rate for the three months and full year ended December 31, 2011 was approximately 12% and 26% respectively.  We have tax valuation allowances in certain countries.  Improved earnings from our Pigments business generated a partial release of tax valuation allowances in the fourth quarter 2011 which had the effect of decreasing our effective income tax rate and resulted in an approximate benefit of $0.04 per diluted share.  We expect our long term effective income tax rate to be approximately 30 - 35%.  During the three months and full year ended December 31, 2011 we paid $35 million and $119 million in cash for income taxes respectively.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2011, we had $1,043 million of combined cash and unused borrowing capacity compared to $1,434 million at December 31, 2010.  In 2011, our primary net working capital increased by $258 million.  For the year ended December 31, 2011, we redeemed approximately $305 million of senior subordinated notes, including all of our remaining 6.875% senior subordinated euro notes due 2013 worth approximately $94 million which were redeemed during the fourth quarter of 2011.

Total capital expenditures, net of reimbursements for the three months and full year ended December 31, 2011 were $113 million and $327 million respectively.  We expect to spend approximately $425 million on capital expenditures, net of reimbursements, in 2012 which approximates our annual depreciation and amortization of $439 million in 2011.

Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2011 financial results on Thursday February 16, 2012 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4213
International participants	(617) 213 - 4865
Passcode	46407990

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PRVR4F6KC

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning February 16, 2012 and ending February 23, 2012.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	36963242

Table 1 — Results of Operations

	Three months ended December 31,		Year ended December 31,
In millions, except per share amounts, unaudited	2011	2010	2011	2010

Revenues	$2,632	$2,412	$11,221	$9,250
Cost of goods sold	2,243	2,032	9,381	7,789
Gross profit	389	380	1,840	1,461
Operating expenses	246	281	1,067	1,022
Restructuring, impairment and plant closing (credits) costs	(4)	5	167	29
Operating income	147	94	606	410
Interest expense, net	(62)	(61)	(249)	(229)
Equity in income of investment in unconsolidated affiliates	2	4	8	24
Loss on early extinguishment of debt	(2)	(14)	(7)	(183)
Expenses associated with the terminated merger and related litigation	—	—	—	(4)
Other income (loss)	2	(1)	2	2
Income before income taxes	87	22	360	20
Income tax benefit (expense)	2	17	(109)	(29)
Income (loss) from continuing operations	89	39	251	(9)
Income (loss) from discontinued operations, net of tax(2)	4	(6)	(1)	42
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil	2	(1)	4	(1)
Net income	95	32	254	32
Net loss (income) attributable to noncontrolling interests, net of tax	10	(2)	(7)	(5)
Net income attributable to Huntsman Corporation	$105	$30	$247	$27

Adjusted EBITDA(1)	$243	$219	$1,214	$875

Adjusted net income(1)	$68	$60	$408	$200

Basic income per share	$0.45	$0.13	$1.04	$0.11
Diluted income per share	$0.44	$0.12	$1.02	$0.11
Adjusted diluted income per share(1)	$0.28	$0.25	$1.69	$0.83

Common share information:
Basic shares outstanding	235.7	236.6	237.6	236.0
Diluted shares	239.5	242.1	241.7	236.0
Diluted shares for adjusted diluted income per share	239.5	242.1	241.7	241.0

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended December 31,			Year ended December 31,
In millions, unaudited	2011	2010	Change	2011	2010	Change

Segment Revenues:
Polyurethanes	$1,043	$946	10%	$4,434	$3,605	23%
Performance Products	755	696	8%	3,301	2,659	24%
Advanced Materials	313	315	(1)%	1,372	1,244	10%
Textile Effects	174	189	(8)%	737	787	(6)%
Pigments	399	330	21%	1,642	1,213	35%
Eliminations and other	(52)	(64)	(19)%	(265)	(258)	3%
Total	$2,632	$2,412	9%	$11,221	$9,250	21%

Segment Adjusted EBITDA(1):
Polyurethanes	$79	$99	(20)%	$476	$320	49%
Performance Products	60	89	(33)%	374	367	2%
Advanced Materials	15	17	(12)%	111	141	(21)%
Textile Effects	(22)	(1)	NM	(64)	15	NM
Pigments	145	71	104%	508	215	136%
Corporate, LIFO and other	(34)	(56)	(39)%	(191)	(183)	4%
Total	$243	$219	11%	$1,214	$875	39%

See end of press release for footnote explanations	NM—Not meaningful

Table 3 — Factors Impacting Sales Revenues

	Three months ended December 31, 2011 vs. 2010
	Average Selling Price(a)
Unaudited	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(a)	Total

Polyurethanes	11%	—	(1)%	—	10%
Performance Products	17%	—	(3)%	(6)%	8%
Advanced Materials	3%	—	(2)%	(2)%	(1)%
Textile Effects	—	—	(1)%	(7)%	(8)%
Pigments	38%	—	1%	(18)%	21%
Total Company	12%	—	1%	(4)%	9%

	Year ended December 31, 2011 vs. 2010
	Average Selling Price(a)
Unaudited	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(a)	Total

Polyurethanes	16%	2%	(3)%	8%	23%
Performance Products	20%	2%	(1)%	3%	24%
Advanced Materials	7%	3%	—	—	10%
Textile Effects	—	3%	—	(9)%	(6)%
Pigments	34%	4%	(1)%	(2)%	35%
Total Company	16%	3%	(3)%	5%	21%

(a)         Excludes revenues and sales volumes from tolling, by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Income Tax (Expense) Benefit		Net Income (Loss) Attrib. to HUN Corp.		Diluted Income (Loss) Per Share
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
In millions, except per share amounts, unaudited	2011	2010	2011	2010	2011	2010	2011	2010

GAAP(1)	$273	$167	$2	$17	$105	$30	$0.44	$0.12
Adjustments:
Legal settlements and related expenses	8	8	(3)	(3)	5	5	0.02	0.02
Loss on early extinguishment of debt	2	14	(1)	(5)	1	9	—	0.04
Restructuring, impairment and plant closing (credits) costs	(4)	5	(7)	(1)	(11)	4	(0.05)	0.02
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(2)	(3)	5	4	0.02	0.02
Acquisition expenses	—	1	—	—	—	1	—	—
Gain on disposition of businesses/assets	(34)	—	3	—	(31)	—	(0.13)	—
Loss (income) from discontinued operations, net of tax(2)	—	23	N/A	N/A	(4)	6	(0.02)	0.02
Extraordinary (gain) loss on the acquisition of a business, net of tax	(2)	1	N/A	N/A	(2)	1	(0.01)	—
Adjusted(1)	$243	$219	$(8)	$5	$68	$60	$0.28	$0.25
Adjusted income tax expense (benefit)					8	(5)
Net (loss) income attributable to noncontrolling interests, net of tax					(10)	2
Adjusted pre-tax income(1)					$66	$57
Adjusted effective tax rate					12%	-9%

	EBITDA	Income Tax (Expense) Benefit	Net Income (Loss) Attrib. to HUN Corp.	Diluted Income (Loss) Per Share
	Three months ended September 30,	Three months ended September 30,	Three months ended September 30,	Three months ended September 30,
In millions, except per share amounts, unaudited	2011	2011	2011	2011

GAAP(1)	$204	$(55)	$(34)	$(0.14)
Adjustments:
Legal settlements and related expenses	4	(1)	3	0.01
Loss on early extinguishment of debt	2	(1)	1	—
Restructuring, impairment and plant closing costs	155	(3)	152	0.63
Discount amortization on settlement financing associated with the terminated merger	N/A	(3)	4	0.02
Acquisition expenses	1	—	1	—
Gain on disposition of businesses/assets	(3)	—	(3)	(0.01)
Income from discontinued operations, net of tax(2)	(17)	N/A	(10)	(0.04)
Adjusted(1)	$346	$(63)	$114	$0.47
Adjusted income tax expense			63
Net income attributable to noncontrolling interests, net of tax			2
Adjusted pre-tax income(1)			$179
Adjusted effective tax rate			35%

	EBITDA		Income Tax (Expense) Benefit		Net Income (Loss) Attrib. to HUN Corp.		Diluted Income (Loss) Per Share
	Year ended December 31,		Year ended December 31,		Year ended December 31,		Year ended December 31,
In millions, except per share amounts, unaudited	2011	2010	2011	2010	2011	2010	2011	2010

GAAP(1)	$1,039	$700	$(109)	$(29)	$247	$27	$1.02	$0.11
Adjustments:
Legal settlements and related expenses	46	8	(17)	(3)	29	5	0.12	0.02
Loss on early extinguishment of debt	7	183	(3)	(22)	4	161	0.02	0.67
Gain on consolidation of a variable interest entity	(12)	—	2	—	(10)	—	(0.04)	—
Restructuring, impairment and plant closing costs	167	29	(11)	(2)	156	27	0.65	0.11
Expenses associated with the terminated merger and related litigation	—	4	—	(1)	—	3	—	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	(10)	(10)	18	16	0.07	0.07
Acquisition expenses	5	3	(1)	(1)	4	2	0.02	0.01
Gain on disposition of businesses/assets	(40)	—	3	—	(37)	—	(0.15)	—
Loss (income) from discontinued operations, net of tax(2)	6	(53)	N/A	N/A	1	(42)	—	(0.17)
Extraordinary (gain) loss on the acquisition of a business, net of tax	(4)	1	N/A	N/A	(4)	1	(0.02)	—
Adjusted(1)	$1,214	$875	$(146)	$(68)	$408	$200	$1.69	$0.83
Adjusted income tax expense					146	68
Net income attributable to noncontrolling interests, net of tax					7	5
Adjusted pre-tax income(1)					$561	$273
Adjusted effective tax rate					26%	25%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended			Year ended
	December 31,		September 30,	December 31,
In millions, unaudited	2011	2010	2011	2011	2010

Net income (loss) attributable to Huntsman Corporation	$105	$30	$(34)	$247	$27
Interest expense, net	62	61	63	249	229
Income tax (benefit) expense from continuing operations	(2)	(17)	55	109	29
Income tax (benefit) expense from discontinued operations(2)	(4)	(17)	7	(5)	10
Depreciation and amortization of continuing operations	112	110	113	439	404
Depreciation and amortization of discontinued operations(2)	—	—	—	—	1

EBITDA(1)	$273	$167	$204	$1,039	$700

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2011	2011	2010
		(unaudited)

Cash	$562	$459	$973
Accounts and notes receivable, net	1,529	1,762	1,413
Inventories	1,539	1,687	1,396
Other current assets	316	366	226
Property, plant and equipment, net	3,622	3,659	3,605
Other assets	1,089	1,075	1,101
Total assets	$8,657	$9,008	$8,714

Accounts payable	$862	$941	$842
Other current liabilities	752	787	692
Current portion of debt	212	230	519
Long-term debt	3,730	3,847	3,627
Other liabilities	1,325	1,269	1,184
Total equity	1,776	1,934	1,850
Total liabilities and equity	$8,657	$9,008	$8,714

Table 7 — Outstanding Debt

	December 31,	September 30,	December 31,
In millions	2011	2011	2010
		(unaudited)

Debt:
Senior credit facilities	$1,696	$1,694	$1,688
Accounts receivable programs	237	245	238
Senior notes	472	467	452
Senior Subordinated notes	976	1,076	1,279
Variable interest entities	281	306	200
Other debt	280	289	289

Total debt - excluding affiliates	3,942	4,077	4,146

Total cash	562	459	973

Net debt- excluding affiliates	$3,380	$3,618	$3,173

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Year ended
	December 31,	December 31,
In millions, unaudited	2011	2011	2010

Total cash at beginning of period	$459	$973	$1,750

Net cash provided by (used in) operating activities	340	365	(58)
Net cash used in investing activities	(80)	(280)	(182)
Net cash used in financing activities	(155)	(490)	(543)
Effect of exchange rate changes on cash	(4)	(7)	4
Change in restricted cash	2	1	2
Total cash at end of period	$562	$562	$973

Supplemental cash flow information:
Cash paid for interest	$(26)	$(204)	$(203)
Cash paid for income taxes	$(35)	$(119)	$(6)
Cash paid for capital expenditures	$(113)	$(330)	$(236)
Depreciation & amortization	$112	$439	$405

Changes in primary working capital:
Accounts and notes receivable	$193	$(121)	$(183)
Inventories	112	(161)	(207)
Accounts payable	(57)	24	83
Total	$248	$(258)	$(307)

Footnotes

(1) We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  EBITDA from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; certain legal and contract settlements; losses on the early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary (gain) loss on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; certain legal and contract settlements; losses on the early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary (gain) loss on the acquisition of a business; and loss (gain) on disposition of business/assets.   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

Starting in the fourth quarter of 2011, we no longer exclude unallocated foreign exchange gains and losses in adjusted EBITDA and adjusted income (loss) per share.  We believe this more accurately reflects the ongoing cost of operating a global business.  All relevant information for prior periods has been recast to reflect these changes.

(2) On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  During the first quarter 2010 we closed our Australian styrenics operations.  Results from these businesses are treated as discontinued operations.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2011 revenues of over $11 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.